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                                                                EXHIBIT 11

                        FEDERATED DEPARTMENT STORES, INC.

        EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS (LOSS) PER SHARE
                     (THOUSANDS, EXCEPT PER SHARE FIGURES)


                                                       13 Weeks Ended
                                         April 29, 1995              April 30, 1994
                                    Shares           (Loss)     Shares           Income
Net income (loss) and average
     numberof shares outstanding   182,682         $(56,999)    126,464         $32,222
Earnings (loss) per share                   $(.31)                       $.25

PRIMARY COMPUTATION:
  Average number of common
    share equivalents:
     Shares to be issued to
      the U.S. Treasury                 81                          122
     Deferred compensation
      plan                             143                           40
     Stock options                     377                -         337               -
      Adjusted number of
       common and common
       equivalent shares
       outstanding and adjusted
       net income (loss)           183,283          (56,999)   126 ,963          32,222
      Primary earnings (loss)
       per share                            $(.31)                       $.25

FULLY DILUTED COMPUTATION:
  Additional adjustments to a fully
    diluted basis:
        Stock options                    1                -           1
        Adjusted number of shares
        outstanding and net
        income (loss) on a fully
        diluted basis              183,284         $(56,999)    126,964         $32,222

      Fully diluted earnings (loss)
       per share                            $(.31)                       $.25


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